Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces First Quarter

2017 Preliminary Financial and Operating Results

FORT WORTH, Texas, May 8, 2017  — Kimbell Royalty Partners, LP (NYSE: KRP), a leading owner of oil and natural gas mineral and royalty interests across 20 states, today announced preliminary results for the first quarter ended March 31, 2017.  The following results reflect the period from the date of closing of our initial public offering on February 8, 2017 through March 31, 2017.  Highlights include:

•                  Revenue of $5.2 million

•                  Net income of $651,000

•                  Earnings per common unit of $0.04

•                  Adjusted EBITDA of $3.5 million

•                  Production of 67,371 barrels of oil, 545,794 Mcf of natural gas and 23,355 barrels of natural gas liquids — for total combined volumes of 181,692 barrels of oil equivalent (BOE)

•                  On April 24, 2017, announced the closing of an acquisition of overriding royalty interests in the Mid-Continent covering 1.1 million gross acres / 6,700 net royalty acres

•                  On May 2, 2017, declared an initial distribution of $0.23 per common unit

“We are excited to complete our first quarter as a public company,” said Robert Ravnaas, Kimbell Chairman and Chief Executive Officer.  “Our world-class portfolio of royalty assets continues to perform as expected.  The active rig count across our acreage has increased from 15 to 24 since year-end 2016, with most of the increase coming from the Permian Basin.  This is a testament to the quality of our acreage and the attractive investment opportunity it provides to operators.”

“We are also excited to announce our first acquisition of overriding royalty interests located in the Mid-Continent.  This is high-quality, producing acreage with significant amounts of recoverable oil and gas, a complementary geographic footprint and long-life, shallow decline expectations.  We believe this acreage is well positioned for continued growth and is an excellent asset to add to our portfolio.”

“Our strategy is to actively manage our portfolio of mineral and royalty assets and to also grow the business through third-party acquisitions and drop-downs,” Ravnaas said.  “We will continue to implement our proven investment process, which we have employed since 1998.  I want to thank our team for their hard work in completing this transaction.”

Kimbell Royalty Partners, LP - News Release

First Quarter 2017 Distribution

The Board of Directors of Kimbell Royalty Partners’ General Partner declared on May 2, 2017 the partnership’s inaugural cash distribution of $0.23 per common unit.  The amount of the first quarter 2017 distribution for KRP was adjusted for the period from the date of the closing of our initial public offering on February 8, 2017 through March 31, 2017.

Financial Highlights

In the first quarter, the partnership had revenues of $5.2 million, net income of $651,000 and earnings per common unit of $0.04.  Averaged realized price for oil per Bbl was $47.83, natural gas per Mcf was $2.57 and natural gas liquids was $23.45 per Bbl.    Adjusted EBITDA was $3.5 million. (Adjusted EBITDA is a non-GAAP measure.  Please see a reconciliation to the nearest GAAP measures at the end of this news release.)

Production

The partnership reported total first quarter production of 181,692 BOE, or 3,080 BOE per day.  On a revenue basis, 62% was oil, 11% was natural gas liquids and 27% was natural gas.  On a production basis, approximately 37% was oil, 13% was natural gas liquids and 50% was natural gas.

Liquidity

In connection with its initial public offering in early February, the Partnership entered into a new $50 million revolving credit facility with an accordion feature that could expand the borrowing base to as much as $100 million.  At March 31, 2017, Kimbell had $3.9 million outstanding on our credit facility and it is in compliance with all related financial covenants.

Following the closing of the Mid-Continent acquisition on April 21, 2017, which was financed using amounts available under our revolving credit facility, Kimbell had a total of $17.4 million outstanding on the credit facility.

Potential Full-Cost Ceiling Limitation Impairment

The oil and natural gas properties that were acquired in connection with the initial public offering (“IPO”) were recorded at the acquisition price of those assets at the time of the IPO.  The fair value acquisition price of those assets was based on the number of the common units received by our contributors, other than our predecessor, multiplied by the IPO price of $18 per unit plus the net proceeds of the IPO that were distributed to our contributors, other than our predecessor.  The full-cost ceiling limitation implemented by SEC regulations requires that future net revenues from oil and natural gas properties be based on a historical twelve-month average pricing and be discounted at 10%.  As previously disclosed in our filings with the SEC, as a result of the significant difference between the acquisition price at the time of the IPO and the full-cost ceiling limitation calculated as described above,

Kimbell Royalty Partners, LP - News Release

we may be required to record a significant impairment to our oil and natural gas properties in the quarter ending March 31, 2017.  We are currently seeking an exemption under Staff Accounting Bulletin (“SAB”) Topic 12D from the SEC that would allow us to defer the full-cost ceiling limitation test for these assets.  If this exemption is not granted by the SEC, we will be required to record an impairment charge that could be in excess of $90 million for the quarter ending March 31, 2017.  This non-cash impairment charge would not impact the cash flow available for distribution generated by the Partnership, nor its liquidity or ability to make acquisitions in the future.  If we are required to record an impairment charge, we will reflect such impairment in our financial statements filed with our upcoming Form 10-Q for the quarter ended March 31, 2017.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast to discuss first quarter results today at 10 a.m. Central Time (11 a.m. Eastern Time).

By Phone:                                      Dial (201) 389-0869 approximately 10 minutes before the call and ask for the Kimbell Royalty Partners call. A telephone replay will be available through May 15 by dialing (201) 612-7415 and using the access code 13657550#.

By Webcast:                         Log onto Kimbell’s Investor Relations page at http://kimbellrp.investorroom.com. The audio webcast can be accessed under “Events and Presentations.” A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at dwashburn@dennardlascar.com or 713-529-6600.

About Kimbell Royalty Partners, LP

Kimbell Royalty Partners, LP (NYSE: KRP) is an oil and gas mineral and royalty variable rate master limited partnership based in Fort Worth, Texas.  KRP is managed by its general partner, Kimbell Royalty GP, LLC, and owns mineral and royalty interests in approximately 5.6 million gross acres in 20 states and in nearly every major onshore basin in the continental United States, including ownership in more than 50,000 gross producing wells with over 29,000 wells in the Permian Basin.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve risks and uncertainties, including risks relating our business and the securities markets generally. Except as required by law, Kimbell Royalty Partners, LP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission.  These include risks inherent in oil and natural gas drilling and

Kimbell Royalty Partners, LP - News Release

production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause Kimbell to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks related to our potential impairment as disclosed above, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Kimbell’s ability to meet financial covenants under its credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by Kimbell’s banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to Kimbell’s ability to realize the anticipated benefits from acquired assets; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard-Lascar Associates

krp@dennardlascar.com

(713) 529-6600

Kimbell Royalty Partners, LP - News Release

Kimbell Royalty Partners, LP

Preliminary Consolidated Balance Sheets

(Unaudited, in thousands)

As of March 31,
2017
(In thousands)
Assets:
Current assets
Cash and cash equivalents	$3,892
Oil, natural gas and NGL receivables	6,610
Prepaid expenses	276
Total current assets	10,778
Property and equipment, net	237
Oil and natural gas properties
Oil and natural gas properties (full cost method)	268,806
Less: accumulated depreciation, depletion, accretion and impairment	(2,713)
Total oil and natural gas properties	266,093
Deposits on oil and natural gas properties	2,378
Loan origination costs, net	302
Total assets	$279,788
Liabilities and members’ equity:
Current liabilities
Accounts payable	$665
Other current liabilities	1,219
Total current liabilities	1,884
Long-term debt	3,878
Total liabilities	5,762
Commitments and contingencies
Members’ equity	274,026
Total liabilities and members’ equity	$279,788

Note:  The information above is preliminary and may change.  Please refer to the discussion of the potential full-cost ceiling limitation impairment described elsewhere in this release.

Kimbell Royalty Partners, LP - News Release

Kimbell Royalty Partners, LP

Preliminary Consolidated Statement of Operations

(Unaudited, in thousands, except per unit data and unit count)

For the the period from February 8, 2017 to March 31, 2017
(In thousands)

Oil, natural gas and NGL revenues	$5,173
Costs and expenses
Production and ad valorem taxes	234
Depreciation, depletion and accretion expenses	2,739
Impairment of oil and natural gas properties	—
Marketing and other deductions	278
General and administrative expenses	1,211
Total costs and expenses	4,462
Operating income (loss)	711
Interest expense	60
Net income (loss)	$651

Net income (loss) attributable to common units:
Basic and diluted	$0.04
Weighted average number of common units outstanding
Basic and diluted	16,332,708

Note:  The information above is preliminary and may change.  Please refer to the discussion of the potential full-cost ceiling limitation impairment described elsewhere in this release.

Kimbell Royalty Partners, LP - News Release

Kimbell Royalty Partners, LP

Supplemental Schedule

(unaudited, in thousands, except per unit data and unit count)

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.  We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations period to period without regard to our financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to our unitholders.  We define Adjusted EBITDA as net income (loss) plus interest expense, net of capitalized interest, non-cash unit-based compensation, impairment of oil and natural gas properties, income taxes and depreciation, depletion and accretion expense.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  We expect that cash available for distribution for each quarter will generally equal our Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors may determine is appropriate.

Kimbell Royalty Partners, LP - News Release

Kimbell Royalty Partners, LP

Supplemental Schedule

(unaudited, in thousands, except per unit data and unit count)

For the the period from February 8, 2017 to March 31, 2017
Reconcilation of net income to cash available for distribution:
Net income (loss)	$651

Adjustments to reconcile to pro forma Adjusted EBITDA:
Depreciation, depletion and accretion expenses	2,739
Interest expense	60
Adjusted EBITDA	$3,450

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Cash interest expense	4
Capital expenditures	––
Cash available for distribution	$3,446

Weighted average number of common units outstanding
Basic and diluted	16,332,708

Cash available for distribution per common unit outstanding	$0.21

Note:  The information above is preliminary and may change.  Please refer to the discussion of the potential full-cost ceiling limitation impairment described elsewhere in this release.